EXHIBIT 10-4

CONSULTING AGREEMENT

1.           This Consulting Agreement, dated as of 1st April, 2015, is entered into between CAPRO LTD. of 39 DRESDEN ROAD, LONDON, UK (the “Service Provider”) and GARDEDAM THERAPEUTICS, INC. of 2443 Fillmore St #380-8102, San Francisco, CA 94115 (the “Company”).

Whereas, the Company desires to engage the Service Provider to provide the Services of a part-time Chief Operations Officer (the “Consultant”) to the Company (the “Consulting Services”).

Whereas, Service Provider is desirous of performing the Consulting Services on behalf of the Company and desires to be engaged and retained by the Company for such purposes.

Accordingly, in consideration of the recitals, promises and conditions in this Agreement, the Service Provider and the Company agree as follows:

1.           Consulting Services.

a.         The Company hereby engages the Service Provider for the provision of Consulting Services and accepts such engagement all on the terms and conditions herein contained.

b.         The Consulting Services shall commence on April 1st 2015.

c.         The Service Provider shall ensure provision of a Consultant with the appropriate skills and seniority level for the position, and provision of performance and delivery against agreed operating/reporting guidelines and procedures.

d.         All personnel performing Consulting Services pursuant to this Agreement shall be employees of the Service Provider.  The identity of the proposed Consultant shall be agreed with the Company.  Other employees of the Service Provider may only perform the Services with the prior written agreement of the Company.

e.         If the Consultant is prevented from performing the Services for any reason, the Service Provider shall take all such steps as are necessary to ensure that the customer is not prejudiced or in any way compromised by his absence and shall keep the Company informed at all times.  The Service Provider may be able to assist with the provision of a substitute.

2.           Term.

(a)              This Agreement will terminate on the earlier of (i) the five-year anniversary hereof (ii) in the case of the Service Provider, giving three months’ prior notice and (iii) in the case of the Company, giving twelve months’ prior notice; provided that the Company may terminate this Agreement immediately for Cause, which shall be defined as:

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(i)	acts of common law fraud against the Company or its affiliates on the part of the Consultant;

(ii)	the indictment of the Consultant on a felony charge;

(iii)
a material violation by the Consultant of his responsibilities set forth herein which is willful and deliberate; provided, however, that prior to the determination that "Cause" under this Section has occurred, the Company shall: (A) provide to the Service Provider in writing, in reasonable detail, the reasons for the determination that such "Cause" exists, (B) afford the Service Provider a reasonable opportunity to remedy any such breach and (C) provide the Consultant an opportunity to be heard prior to the final decision to terminate the Agreement hereunder for such "Cause"; or

(iv)	a material violation of the Company's policies and procedures as in effect from time to time.

(b)                  Termination of this Agreement will not affect the right of the Service Provider to be paid any fees enumerated in Section 3 hereof which are payable or have been earned as of the effective date of such termination.

3.            Fees.  The Company shall pay and deliver to the Service Provider GBP £6,667 per calendar month, for the Consultant’s services for the equivalent of three (3) full working days per week throughout the period. Fees shall be paid in full on or before the 1st day of each calendar month for Consulting Services delivered in the preceeding month. The fees will increase annually on the anniversary of this document at a rate of 10%, or at a higher rate as agreed between the Service Provider and the Company. Required work over the agreed three working days per week shall be billed at the same rate pro-rata and either paid at the end of the month, or accrued as agreed between the Service Provider and the Company.

4.           Bonuses. The company shall pay and deliver to the Service Provider a bonus, dependent on performance, in the following circumstances: (A) upon raising of capital on behalf of, or as part of the company, an amount equal to 1.5% of the capital raised, (B) increasing the performance of the Company as measured by valuation in either an agreed valuation in the context of an investment or, in the case of a public company, market capitalization reaching USD thirty million ($30,000,000), a fixed bonus of USD $50,000, payable wholly or in mutually agreed tranches over a 6 month period subsequent to the valuation event (C) on the issuance of new stock for the purposes of a capital raise of an amount over USD $5,000,000, common stock equal to 1% of the company’s post-investment issued share capital. (D) in the event of the Company, including any affiliated entities, securing a licensing agreement with any 3rd party, an amount equivalent to 1.5% of any payments to the Company under such licensing agreement.  Rights and obligations under Clause 4D shall continue in force after termination of this Agreement and shall be binding upon the Company.

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5.           Leave of Absence.  The Consultant shall be entitled to 25 days paid leave of absence in each calendar year pro rata for the number of business days worked.  The Consultant shall also be entitled to take paid leave of absence for public holidays in his country of residence. An extra day of paid leave may be taken in lieu of any public holidays worked as necessary in the course of the consultant’s duties.  The Company’s holiday year runs from 1 April to 31 March.

6.            Relationship of Parties.  The Service Provider is an independent contracting company, responsible for compensation of their agents, employees and representatives, as well as all applicable withholding therefrom and taxes thereon (including unemployment compensation) and all workers’ compensation insurance.  This Agreement does not establish any partnership, joint venture, or other business entity or association between the parties, and neither party is intended to have any interest in the business or property of the other.

7.           Confidentiality. During the course of the contract the Service Provider and the Consultant will have access to confidential and proprietary information about the business, its technologies, suppliers and partners of the Company which is sensitive and which, if disclosed, may cause significant damage or disadvantage to the Company. The Service Provider and the Consultant must on, whether during or after the period of employment, except as authorized by the Consultant’s duties, reveal to any person, firm company or organization or otherwise (directly or indirectly) make use of any trade secrets, confidential or other information concerning the business, operations, processes or affairs (other than information that is within the public domain) of the Company which may come to the Consultant’s knowledge during their employment or otherwise. Nothing in this clause will prevent the Consultant from disclosing information to comply with a Court Order or to perform any statutory obligation.

8.           Inventions. If in the course of his/her employment under this Agreement the Consultant makes or discovers, or participates in the making or discovery of, Intellectual Property relating to or capable of being used in the business carried on by a Group Company, full details of the Intellectual Property shall immediately be communicated by him to the Company and shall be the absolute property of the Company.  At the request and expense of the Company the Consultant shall give and supply all such information, data, drawings and assistance as is requisite to enable the Company to exploit the Intellectual Property to the best advantage.  If so requested, the Consultant shall, at the Company’s expense but without receiving payment, execute all documents and do all things necessary to vest the title to the invention, design or discovery in the Company.  The Consultant irrevocably appoints the Company to be his/her attorney and in his/her name and on his/her behalf to execute any documents and generally to act and to use his/her name for the purpose of giving to the Company (or its nominee) the full benefit this Clause.  A certificate in writing signed by a director or the secretary of the Company that an instrument or act falls within the authority conferred by this Clause shall be conclusive evidence in favour of a third party that it is the case.

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8.1
If the Consultant makes or discovers or participates in the making or discovery of any Intellectual Property in the course of his/her employment under this Agreement but which is not the property of the Company under Clause 8, the Company shall have the right to acquire for itself or its nominee the Consultant’s rights in the Intellectual Property within three months after disclosure under Clause 8 on fair and reasonable terms to be agreed or settled by a single arbitrator.

8.2	The Consultant waives all of his/her moral rights in relation to the Intellectual Property which is the property of the Company by virtue of Clause 8.

8.3
Rights and obligations under this Clause shall continue in force after termination of this Agreement in respect of Intellectual Property made or discovered during the Consultant’s employment under this Agreement and shall be binding upon his/her representatives.

7.           Miscellaneous.

(a)           Entire Agreement; Amendments. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters.

(b)           Notices.  Any and all notices or other communications or deliveries required or permitted to be provided hereunder shall be in writing and shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 4:30 p.m. (Eastern Standard time) on a Business Date, (ii) the Business Day after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Agreement later than 4:30 p.m. (Eastern Standard time) on any date and earlier than 11:59 p.m. (Eastern Standard time) on such date, (iii) the Business Day following the date of mailing, if sent by nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.  The address for such notices and communications is as set out in the introduction to this Agreement.

(c)           Amendments; Waivers.  No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by both the Company and the Service Provider, or, in the case of a waiver, by the party against whom enforcement of any such waiver is sought.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of either party to exercise any right hereunder in any manner impair the exercise of any such right accruing to it thereafter.

(d)           Headings.  The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.  All words used in this Agreement will be construed to be of such number and gender as the circumstances require.

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(e)           Successors and Assigns.  This Agreement is intended only for the benefit of, shall be binding upon and inure to the benefit of the parties and their respective successors.  Anything in the foregoing to the contrary notwithstanding, subject to compliance with applicable securities laws, the Service Provider may assign and/or transfer all or a portion of the consideration payable by the Company hereunder.

(f)           Governing Law.  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of New York without regard to the principles of conflicts of law thereof.  Each party hereby irrevocably submits to the non-exclusive jurisdiction of the United States Federal District Court for the Southern District of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or that such suit, action or proceeding is improper under such court’s jurisdiction.

(g)           Severability.  In case any one or more of the provisions of this Agreement shall be invalid or unenforceable in any respect, the validity and enforceability of the remaining terms and provisions of this Agreement shall not in any way be affected or impaired thereby and the parties will attempt to agree upon a valid and enforceable provision which shall be a reasonable substitute therefor, and upon so agreeing, shall incorporate such substitute provision in this Agreement.

(h)           Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including the recovery of damages, the Service Provider will be entitled to specific performance of the obligations of the Company hereunder.  The Company and the Service Provider agree that monetary damages would not be adequate compensation for any loss incurred by reason of any breach of its obligations described in this Agreement and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.

[SIGNATURE PAGE TO FOLLOW]

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If the foregoing accurately sets forth the understanding between Service Provider and Company, each party shall so indicate its respective agreement by signing in the place provided below, at which time this Agreement shall become a binding contract.

Capro Ltd.

By: /s/ Thomas Sawyer
Name: Thomas Sawyer
Title: Director

AGREED AND ACCEPTED BY:

Gardedam Therapeutics, Inc.

By: /s/ Gergely Toth
Name: Gergely Toth
Title:   Chief Executive Officer

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